Exhibit (e)(3)

                               AMENDMENT NO. 1 TO

                          UNDERWRITING AND DISTRIBUTION
                               SERVICES AGREEMENT


         This Amendment No. 1 to the Underwriting and Distribution Services Agreement (the "Agreement") made as of September 7, 1998, by and between Value Equity Trust (formerly Scudder Equity Trust), a Massachusetts business Trust (the "Fund"), on behalf of Value Fund, a series of the Fund, and Kemper Distributors, Inc., a Delaware Corporation, is made as of September 14, 1999.

         Pursuant to Section 10 of the Agreement, the Agreement is hereby amended by adding a new paragraph at the end of Section 8 to read as follows:

         "Notwithstanding anything in this Agreement to the contrary, KDI shall be contractually bound hereunder by the terms of any publicly announced waiver of or cap on the compensation received for its distribution services under the Plan or by the terms of any written document provided to the Board of Trustees of the Fund announcing a waiver or cap, as if such waiver or cap were fully set forth herein."

         Except as provided herein, the terms and provisions of the Agreement shall remain in full force and effect without amendment.

         Executed under seal this 30th day of September, 1999.


VALUE EQUITY TRUST,
on behalf of Value Fund                        ATTEST:


By:  /s/Lynn S. Birdsong                       /s/John Millette
     ---------------------------------         ---------------------------------
     Lynn S. Birdsong                          Title: Vice President
     President

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

KEMPER DISTRIBUTORS, INC.                      ATTEST:


By:  /s/William M. Thomas                      Philip J. Collora
     ---------------------------------         ---------------------------------
     William M. Thomas                         Title: Assist. Secretary
     Vice President



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